Cytori and BARDA Amend Contract Option to Accelerate the Advancement of a Thermal Burn Injury Countermeasure

Increased Option Value of $14.1 Million plus $8.3 Million for FDA Approved Clinical Trial

San Diego, CA - Cytori Therapeutics (NASDAQ: CYTX) today announced that the Company and Biomedical Advanced Research and Development Authority (BARDA), a division of the U.S. Department of Health and Human Services, executed an amendment of a contract option originally signed in August 2014 to fund continued investigation and development of Cytori Cell TherapyTM for use in thermal burn injuries.

The amended option is valued at $14.1 million, an increase of approximately $2 million from its original value of $12.1 million. Upon Investigational Device Exemption (IDE) approval by the FDA, BARDA anticipates providing additional funding to cover costs associated with the completion of a clinical trial, currently estimated at $8.3 million, bringing the combined contract option value up to $22.4 million.

The supplemental funds from this amended contract will be primarily used to support 2015 activities such as verification, testing and validation for delivery and processing of adipose-derived regenerative cells (ADRCs™).  Reports generated by the funded activities will be submitted to the FDA as part of an IDE package for a proposed clinical trial using Cytori Cell Therapy in thermal burn injury.  The original contract retains two additional options to fund a pivotal clinical trial and additional work in thermal burn complicated by radiation exposure valued at up to $45 million and $23 million, respectively.

“We are pleased to see that once again, BARDA continues to show strong support and interest in Cytori Cell Therapy for this indication”, said Dr. Marc Hedrick, President and Chief Executive Officer of Cytori. “With these incremental funds, we can expedite the product development and clinical timelines by several months.”

The treatment of thermal burns remains a critical unmet medical need. Despite standard of care primarily consisting of dressings, skin grafts and skin substitutes, patients frequently suffer from pain, scarring, skin contracture and reduced range of motion. Autologous cell therapies such as those offered by Cytori have the potential to improve the quality and rate of wound healing and reduce scarring.

According to the American Burn Association, there were approximately 450,000 burn injuries in 2013 that required medical treatment in the United States, with approximately 40,000 requiring hospitalization. In a mass casualty event, the Government Accountability Office reports that as many as 10,000 patients could require thermal burn care. The limited number of specialist surgeons and burn centers in the U.S. creates a public health need for a burn wound therapy that can be quickly and broadly applied by non-specialist medical personnel following such an event.

About Cytori Therapeutics, Inc.

Cytori Therapeutics is a late stage cell therapy company developing autologous cell therapies from adipose tissue to treat a variety of medical conditions.  Data from preclinical studies and clinical trials suggest that Cytori Cell Therapy™ acts principally by improving blood flow, modulating the immune system, and facilitating wound repair.  As a result, Cytori Cell Therapy™ may provide benefits across multiple disease states and can be made available to the physician and patient at the point-of-care through Cytori’s proprietary solutions.  For more information: visit www.cytori.com or follow Cytori on Twitter www.twitter.com/cytori.

Cautionary Statement Regarding Forward-Looking Statements

This communication includes forward-looking statements regarding events, trends and business prospects, which may affect our future operating results and financial position. Such statements, including, but not limited to, those regarding an FDA Investigational Device Exemption (IDE) approval for a pilot clinical trial of Cytori Cell Therapy in thermal burn, and anticipated BARDA funding of approximately $8.3 million to cover the costs of the pilot clinical trial for thermal burn, further extensions, option exercises or additional contract work that may be sponsored by BARDA, are subject to risks and uncertainties that could cause our actual results and financial position to differ materially. Some of these risks and uncertainties include future Government funding and procurement priorities, the Government’s sole discretion in determining funding timing and amounts, the Government’s ability to reduce, modify or terminate the contract if it determines it is in the Government’s best interests to do so, the quality of data supporting execution of BARDA contract options, risks in the collection and results of clinical data, final clinical outcomes, regulatory uncertainties, dependence on third party performance, and other risks and uncertainties described under the "Risk Factors" section in Cytori's Securities and Exchange Commission Filings on Form 10-K and Form 10-Q. Cytori assumes no responsibility to update or revise any forward-looking statements contained in this press release to reflect events, trends or circumstances after the date of this communication.

SOURCE: Cytori Therapeutics, Inc.

Shawn Richardson

+1.858.875.5279

ir@cytori.com